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Comptek Research, Inc.

Buffalo, New York

Ladies and Gentlemen:

Re: Registration Statement No. 333-40862

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated July 21, 2000 related to our review of the interim financial information of Comptek Research, Inc. and subsidiaries, as of and for the period ended June 30, 2000.

Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered part of a registration statement prepared or certified by an accountant under the meaning of sections 7 and 11 of the Act.

                                          Very truly yours,

                                          /s/ KPMG LLP

Buffalo, New York

August 18, 2000